Cornerstone Healthcare Group Announces Agreement to Acquire TrinityCare Senior Living

Accretive Add-On Acquisition Expands Cornerstone's Platform to Offer Assisted Living and Memory Care Services

DALLAS, TX and HOUSTON, TX -- (Marketwired - December 15, 2014) - Cornerstone Healthcare Group ("Cornerstone" or "CHG"), a private company owned by funds managed by Highland Capital Management, L.P., today announced the company has entered into an agreement to acquire the operations of TrinityCare Senior Living ("TrinityCare") for cash and assumed debt of $27 million. A subsidiary of University General Health System, Inc. (OTCQB: UGHS), TrinityCare develops, owns, operates and manages independent living, assisted living and memory care facilities in Texas, Tennessee and Georgia. Financial terms of the transaction were not disclosed.

Founded in 1990, Cornerstone operates Long Term Acute Care (LTAC) Hospitals, with nineteen locations in the United States. Cornerstone specializes in the treatment of medically complex patients who require individualized, interdisciplinary acute care for an extended period of time.

"We are pleased to add TrinityCare's services to our senior care platform," stated David Smith, President and CEO of Cornerstone. "The Southwest and Southeast regions of the United States continue to represent underserved markets for senior care, and this acquisition will expand our network while enabling us to continue to offer our patients best-in-class services."

Cornerstone will operate its senior living business under the TrinityCare name. Donald W. Sapaugh, founder of TrinityCare Senior Living and current President of University General Health System, Inc., will join Cornerstone as President and Chief Executive Officer of Cornerstone's senior living division. After the closing of the transaction, Mr. Sapaugh will resign as President of University General Health System but will remain as a board member and Chairman of the Capital Markets Committee.

"As TrinityCare continues to develop and grow as a company, we are thrilled to take this transformative step by joining the Cornerstone platform," commented Mr. Sapaugh. "Cornerstone has built a well-respected national business model that is known for its high quality patient care and knowledgeable staff."

"We are constantly evaluating opportunities to source new investments for the Cornerstone platform," commented Matt Jameson, Managing Director at Highland Capital Management L.P. and member of Cornerstone's Board of Directors. "With the rapid expansion of the elderly population in the United States, this acquisition positions Cornerstone to pursue an aggressive growth strategy in the senior living and senior care space."

"The sale of our senior living segment represents our ongoing commitment to execute our strategic plan announced earlier this year, and we believe this elimination of debt and non-core assets will enhance our focus on our flagship hospital in Houston," commented Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc.

About Cornerstone Healthcare Group

Cornerstone Healthcare Group is a diversified healthcare company based in Dallas, Texas, owned by funds managed by Highland Capital Management, L.P. Cornerstone operates in two complementary business segments -- Long Term Acute Care and Senior Living. As a leading provider of complex acute and post-acute care services, Cornerstone operates nineteen Long Term Acute Care Hospitals in Texas, Oklahoma, Louisiana, Arkansas, Arizona, and West Virginia. Cornerstone's hospitals provide care to patients in need of a longer hospital stay due to multiple, complex medical conditions requiring specialized and intense care. Treatment may start at a short-term acute care hospital and then continue at a Cornerstone hospital. Cornerstone's hospitals provide care for patients with complex respiratory issues, including ventilation weaning, advanced wounds requiring specialized treatment, and medically complex patients requiring intensive nursing care due to multi-system failure. Cornerstone's knowledgeable staff cares for each patient with compassion and respect. Cornerstone's mission is to provide the highest quality, patient-focused healthcare and customer service to every patient, family member, and physician it serves. Visit www.chghospitals.com.

About TrinityCare Senior Living

TrinityCare Senior Living is an owner, operator and developer of senior living communities in the Southwest and Southeastern regions of the United States, with facilities in Texas, Tennessee and Georgia. The company offers a range of personalized senior living solutions, including independent living, assisted living, and care for individuals with Alzheimer's and other memory care related issues. Visit www.trinitycare.com.

About Highland Capital Management

Highland Capital Management, L.P. is an SEC-registered investment adviser which, together with its affiliates, manages approximately $19 billion in client assets. Founded in 1993 by Jim Dondero and Mark Okada, Highland is one of the largest and most experienced global alternative credit managers. Highland specializes in credit strategies, such as credit hedge funds, long only funds and separate accounts, distressed and special situation private equity, and collateralized loan obligations (CLOs). Highland also offers alternative investments, including emerging markets, long/short equities, and natural resources. Highland's diversified client base includes public pension plans, foundations, endowments, corporations, financial institutions, fund of funds, governments, and high net-worth individuals. Highland is headquartered in Dallas, Texas and maintains offices in New York, Sao Paolo, Singapore, and Seoul. Visit www.highlandcapital.com.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers physician-centric, high quality patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, multiple ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics, and a hyperbaric wound care center in the Houston and Dallas metropolitan areas. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

University General Health System, Inc. is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS."

Forward-Looking Statements

The information in this news release may include certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of University General Health System, Inc. (UGHS). Although UGHS believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in UGHS's periodic filings with the Securities and Exchange Commission.

For Further Information, Please Contact:

David Smith
President
Cornerstone Healthcare Group
(469) 621-6761
dsmith@chghospitals.com

Donald Sapaugh
President
University General Health System, Inc.
(281) 482-9700
dsapaugh@trinitycare.com

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel for UGHS
(800) 377-9893
info@rjfalkner.com